EXHIBIT 99.8
FORBEARANCE AGREEMENT
     This Forbearance Agreement (the “Agreement”) is made as of this 14th day of April 2008 by and between Workstream Inc. (the “Company”) and the holder listed on the signature page hereto (the “Holder”).
RECITALS
     A. The Company, the Holder and various others entered into that certain Transaction Agreement dated as of July 25, 2007 (the “Transaction Agreement”).
     B. Simultaneously with the consummation of the transactions contemplated by the Transaction Agreement, (i) the Company, the Holder and various others entered into that certain Registration Rights Agreement dated as of August 3, 2007 (the “Registration Rights Agreement”) and (ii) the Company sold a Special Warrant (the “Special Warrant”) to the Holder for $5,000,000.
     C. During and only during the period beginning on the date of this Agreement and ending on the twelve month and one day anniversary of the date hereof (such period is referred to herein as the “Standstill Period” and such scheduled ending date is referred to herein as the “Scheduled Standstill Expiration Date”), the Holder is willing to temporarily forbear from exercising certain rights and remedies on the terms, conditions, and provisions contained in this Agreement.
AGREEMENTS
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Acknowledgment of Triggering Events and Breaches. The Company acknowledges and agrees that:
(i) (1) a Triggering Event (as defined in the Special Warrant) has occurred prior to the date hereof under Section 17(a)(i) of the Special Warrant and (2) an Effectiveness Failure (as defined in the Registration Rights Agreement) has occurred prior to the date hereof under Section 2(e) of the Registration Rights Agreement, in each case, as a result of the failure of the Registration Statement (as defined in the Registration Rights Agreement) initially filed by the Company with the SEC (as defined in the Transaction Agreement) on September 11, 2007 to be declared effective by the SEC on or prior to the date that is sixty (60) days after the Effectiveness Deadline (as defined in the Registration Rights Agreement) for such Registration Statement;
(ii) a Triggering Event has occurred prior to the date hereof under Section 17(a)(iv) of the Special Warrant as a result of threatened or proposed delisting of the Common Shares

(as defined in the Special Warrant) from an Eligible Market (as defined in the Special Warrant);
(iii) a Triggering Event has occurred prior to the date hereof under Section 17(a)(vi) of the Special Warrant as a result of the Company’s failure to pay all Registration Delay Payments (as defined in the Registration Rights Agreement) accrued through the date hereof to the Holder and to each other holder of the other Transaction Agreement Warrants (as defined in the Special Warrant) and such failure continued for at least ten (10) days;
(iv) a Triggering Event has occurred prior to the date hereof under Section 17(a)(x) of the Special Warrant as a result of Deepak Gupta ceasing to serve as Chief Executive Officer of the Company; and
(v) a Triggering Event has occurred prior to the date hereof under Section 17(a)(ix) of the Special Warrant as a result of each of clauses (i) through (iv) above causing a Triggering Event to occur under the other Transaction Agreement Warrants.
The Triggering Events listed in clauses (i) through (v) above are collectively referred to herein as the “Existing Triggering Events” and each is individually referred to herein as an “Existing Triggering Event.” The Company further acknowledges and agrees that it has breached its obligations under the Registration Rights Agreement to pay to the Holder all of the Registration Delay Payments owed to the Holder prior to the date hereof as a result of the Effectiveness Failure described in clause (i) above (such Registration Delay Payments so owed to the Holder are referred to herein as the “Owed Registration Delay Payments” and such breach to so pay the Owed Registration Delay Payments is referred to herein as the “Existing Payment Breach”). The Company represents and warrants to the Holder that no other (a) Triggering Event has occurred other than the Existing Triggering Events and (b) breach has occurred under any of the Transaction Documents other than the Existing Payment Breach.
     2. Forbearance; Standstill Termination. Unless and until a Standstill Termination (as defined below) occurs, during the Standstill Period, the Holder will not exercise any of its rights or remedies (i) under Section 17(b) (other than under the last sentence thereof) of the Special Warrant solely with respect to any of the Existing Triggering Events or (ii) to collect the Owed Registration Delay Payments. Upon the occurrence of a Standstill Termination, the Standstill Period shall be automatically terminated and the Holder shall then be permitted and entitled to immediately exercise all of its rights and remedies (i) under Section 17(b) of the Special Warrant with respect to each of the Existing Triggering Events and (ii) to collect the Owed Registration Delay Payments. “Standstill Termination” shall mean the occurrence of the Scheduled Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Triggering Event occurs after the date hereof; or (b) the failure of the transactions contemplated by the Term Sheet attached hereto as Attachment 1 to be consummated within 45 days after the date hereof except if such failure was caused solely by the Holder in bad faith.

     3. No Waiver; Reservation of Rights. The Company acknowledges that the Holder is not waiving any of the Existing Triggering Events, the Owed Registration Delay Payments or the Existing Payment Breach but is simply agreeing to forbear from exercising its rights with respect to the Existing Triggering Events, the Owed Registration Delay Payments and the Existing Payment Breach to the extent expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Company acknowledges and agrees that immediately upon expiration of the Standstill Period, the Holder shall have all of its rights and remedies with respect to the Existing Triggering Events, the Owed Registration Delay Payments and the Existing Payment Breach to the same extent, and with the same force and effect, as if the forbearance had not occurred. The Company will not assert and hereby forever waives any right to assert that the Holder is obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies (i) under Section 17(b) of the Special Warrant with respect to any of the Existing Triggering Events or (ii) to collect the Owed Registration Delay Payments or that the Holder is not entitled to act on the Existing Triggering Events, the Owed Registration Delay Payments or the Existing Payment Breach after the occurrence of a Standstill Termination as if such Existing Triggering Events, the Owed Registration Delay Payments or Existing Payment Breach (as the case may be) had just occurred and the Standstill Period had never existed. The Company acknowledges that the Holder has made no representations as to what actions, if any, the Holder will take after the Standstill Period or upon the occurrence of any Standstill Termination or the occurrence of any Triggering Event or any other breach of any of the Transaction Documents after the date hereof, and the Holder must and does hereby specifically reserve any and all rights, remedies, and claims it has (after giving effect hereto) with respect to the Existing Triggering Events, the Owed Registration Delay Payments, the Existing Payment Breach and each other Triggering Event or each other breach under any of the Transaction Documents that may occur. It is expressly understood and agreed that nothing contained in this Agreement shall prohibit the Holder from exercising any rights or remedies that may be available to the Holder under this Agreement, the Special Warrant, any other Transaction Document or applicable law, other than its rights and remedies (i) under Section 17(b) (other than under the last sentence thereof) of the Special Warrants solely with respect to the Existing Triggering Events and (ii) to collect the Owed Registration Delay Payments.
     4. Existing Agreements; Entire Agreement. Except as expressly set forth in this Agreement, the Transaction Documents (as defined in the Transaction Agreement) and all of the obligations of the Company thereunder and the rights of and benefits to the Holder thereunder remain in full force and effect. This Agreement supersedes all other prior oral or written agreements between the Holder and the Company with respect to the matters contained herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein. The Recitals set forth above are hereby incorporated into this Agreement by reference. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
     5. Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.
     6. Headings; Severability. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
     7. Miscellaneous. The Company hereby represents and warrants that it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms. The parties hereto hereby acknowledge and agree that this Agreement shall constitute a Transaction Document for all purposes. The provisions of this Agreement shall survive the termination of the Standstill Period. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person (as defined in the Transaction Agreement).
     8. Governing Law; Jurisdiction; Jury Trial. The parties hereby agree that pursuant to 735 Illinois Compiled Statutes 105/5-5 they have chosen that all questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Illinois or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Illinois. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Cook County, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

     9. RELEASE. FOR VALUE RECEIVED, INCLUDING, WITHOUT LIMITATION, THE AGREEMENTS OF THE HOLDER IN THIS AGREEMENT, THE COMPANY HEREBY RELEASES THE HOLDER AND ALL THE OTHER INDEMNITEES (AS DEFINED IN THE TRANSACTION AGREEMENT) (COLLECTIVELY, THE “RELEASED PARTIES”) OF AND FROM ANY AND ALL DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, CONTROVERSIES, ACTS AND OMISSIONS, LIABILITIES, AND OTHER CLAIMS OF EVERY KIND OR NATURE WHATSOEVER, BOTH IN LAW AND IN EQUITY, KNOWN OR UNKNOWN, WHICH THE COMPANY OR ANY OF ITS SUBSIDIARIES NOW HAS OR EVER HAD AGAINST ANY OF THE RELEASED PARTIES ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY ARISING OUT OF OR RELATING TO THE NEGOTIATIONS IN CONNECTION WITH THE EXISTING TRIGGERING EVENTS, THE OWED REGISTRATION DELAY PAYMENTS AND THE EXISTING PAYMENT BREACH AS OF THE DATE HEREOF), AND THE COMPANY FURTHER ACKNOWLEDGES THAT, AS OF THE DATE HEREOF, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES HAS ANY COUNTERCLAIM, SET-OFF, OR DEFENSE AGAINST ANY OF THE RELEASED PARTIES, EACH OF WHICH THE COMPANY HEREBY EXPRESSLY WAIVES ON BEHALF OF ITSELF AND ITS SUBSIDIARIES.
[signature page follows]

     IN WITNESS WHEREOF, the Holder and the Company have caused this Agreement to be duly executed on behalf of itself as of the date first written above.

WORKSTREAM INC.

By:	/s/ Jay Markell

Its:	CFO

MAGNETAR CAPITAL MASTER FUND, LTD

By: Magnetar Financial LLC
Its: Investment Manager

By :	/s/ Doug Litowitz

Its: Counsel

Attachment 1
See Exhibit 99.7 to the Schedule 13D